Exhibit 99.1

LendingClub Rebrands Asset Management Business, Positions for Growth
LCAdvisors Rebrands to LendingClub Asset Management, Broadens Scope of Investment Offerings

SAN FRANCISCO - October 25, 2017 - Today LC Advisors, an investment advisor registered with the SEC, has rebranded its asset management business. Now named LendingClub Asset Management (LCAM), the firm aims to deliver efficient access to the consumer credit asset class for institutional and high-net worth investors.

The rebrand signifies a new chapter for this business. Within the last year, LCAM has deepened its leadership bench, established a majority-independent governing board, facilitated a successful asset sale of its legacy funds, and launched new strategies and services to set the business on an ambitious long-term growth plan.

“We spent the past year listening to our investors as we evolve into a solutions-oriented asset management business,” said Raman Suri, President of LCAM. “As the market has grown, investors are asking for more than just access. We’re responding to our clients’ increased demand for the asset class by building a more complete range of fund or fund-like structures delivered in ways that make the investing process simple. We’re committed to growing this business and creating value for investors.”

LCAM is committed to democratizing access to the consumer credit asset class and to leading innovation within the industry. In the near future, LCAM will leverage its enhanced investment management expertise to collaborate with qualified investors to create bespoke solutions specific to their needs.

“This is a veteran team, all of whom have been in senior roles at major asset managers and understand the complexities of this industry,” said Richard Arney, Independent Chairman of the Governing Board for LCAM. “I’m very impressed with the process they used to restructure the funds and the overall focus on investors.”

In the weeks leading up to the rebrand, LCAM, utilizing the services of a third-party intermediary and with oversight of its Governing Board, facilitated the successful auction of assets from its legacy funds. The competitive auction resulted in an accelerated return of capital to investors at attractive values, highlighting the growing depth and maturity of the consumer credit asset class.

For more information on LCAM, visit: www.lcam.com.

About LendingClub Asset Management (LCAM)
LCAM is a wholly-owned subsidiary of LendingClub and an investment adviser registered with the SEC. Its mission is to provide investors with low-cost, diversified exposure to credit through marketplace lending. LCAM acts as an investment manager and employs a variety of investment strategies for private funds and separately managed accounts that invest in various loan products facilitated through the LendingClub platform. LCAM was formed in November 2010.

Safe Harbor
This press release contains forward-looking statements. Forward-looking statements are not statements of historical fact but instead represent only management's current beliefs regarding future events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "predict," "project," "will," "would" and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of management changes and the ability to continue to retain key personnel; the ability to achieve cost savings from recent restructurings; LendingClub's ability to continue to attract and retain new and existing retail and institutional investors; competition; overall economic conditions; demand for the types of loans facilitated by LendingClub; default rates and those factors set forth in the section titled "Risk Factors" in LendingClub's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each filed with the SEC. LendingClub may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. LendingClub does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.